THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (j)(2)

Attorneys and Counselors at Law

Daniel H. April

Patrick J. Dolan

Megan H. Koehler

March 25, 2025

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Thornburg Investment Trust (the “Trust”)

File Nos. 33-14905/811-05201

Post-Effective Amendment (“PEA”) No. 158 and Amendment No. 176

Ladies and Gentlemen:

We have acted as counsel for the Trust, a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with PEA No. 158 to its registration statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of the Thornburg Investment Grade Bond Managed Account Fund and the Thornburg High Income Bond Managed Account Fund (the “Funds”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 176 under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Agreement and Declaration of Trust and the Amendments and Supplements thereto to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Funds proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission (“SEC”), and to the references made to the firm of April, Dolan & Koehler, P.C. in PEA 158 to be dated effective on or about March 25, 2025 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

PEA 158 is filed in accordance with Rule 485(b) under the 1933 Act. This letter is our representation to the SEC in accordance with paragraph (b)(4) of Rule 485 that PEA 158 does not contain disclosures that would render it ineligible to become effective under Rule 485(b).

Please contact me or Daniel April with any questions.

Sincerely, /s/ Daniel April Daniel April

460 St. Michael’s Drive	E-mail: dan_april@catchlaw.com	Tel.: (505) 988-2900
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